SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 20, 1997


                              SILGAN HOLDINGS INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



    Delaware                       000-22117                     06-1269834
 ---------------            -----------------------          -------------------
 (State or other            (Commission File Number)            (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)





                 4 Landmark Square, Stamford, Connecticut 06901
         ---------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (203) 975-7110


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Item 5:  Other Events.

                  On February 20, 1997, Silgan Holdings Inc. (the "Company") completed an initial public offering (the "Offering") of 5,175,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company. In the Offering, the Company sold to the underwriters 3,700,000 previously unissued shares of Common Stock at an initial public offering price of $20.00 per share for aggregate net proceeds to the Company of $68,820,000 (after deducting the underwriting discount but before deducting estimated expenses of $1,000,000 payable by the Company in connection with the Offering). The Company used a portion of the net proceeds received by it from the Offering to prepay on February 20, 1997 approximately $5.4 million and $3.5 million principal amount of A term loans and B term loans, respectively, under the Company's bank credit agreement, and will use the remaining net proceeds received by it from the Offering to redeem on March 26, 1997 all of its remaining outstanding 13-1/4% Senior Discount Debentures due 2002 (the "Discount Debentures") (approximately $59.0 million aggregate principal amount).

                  At the advice of the managing underwriters for the Offering, the number of shares of Common Stock sold in the Offering was increased from 3,700,000 shares (the number of shares originally contemplated to be sold in the Offering) to 5,175,000 shares (including the underwriters over-allotment). The managing underwriters for the Offering also advised that the additional shares of Common Stock to be included in the Offering be sold by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and Bankers Trust New York Corporation ("BTNY"), existing stockholders of the Company. Accordingly, in the Offering, MSLEF and BTNY sold to the underwriters 1,317,246 and 157,754 previously issued and outstanding shares of Common Stock owned by them, respectively (including 602,807 and 72,193 shares of Common Stock, respectively, which were sold as a result of the underwriters exercise of their over-allotment option in full), or approximately 18% of the shares of Common Stock owned by each of them. The Company did not receive any of the proceeds from the sale of the shares of Common Stock by MSLEF or BTNY.

                  Neither of the Company's two other existing stockholders, Messrs. R. Philip Silver, the Chairman of the Board and Co-Chief Executive Officer of the Company, and D. Greg Horrigan, the President and Co-Chief Executive Officer of the Company, sold any shares of Common Stock in the Offering. Immediately after the Offering, each of Messrs. Silver and Horrigan beneficially owns approximately 19% of the issued and outstanding Common Stock, and MSLEF beneficially owns approximately 31% of the issued and outstanding Common Stock.

                  The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SLGN".

                  In addition, prior to July 22, 1997 the Company intends to issue its 13-1/4% Subordinated Debentures due 2006 in exchange for all of its outstanding 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006.


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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SILGAN HOLDINGS INC.


                                 By:/s/ Harley Rankin, Jr.
                                    --------------------------
                                    Harley Rankin, Jr.
                                    Executive Vice President,
                                    Chief Financial Officer
                                    and Treasurer

Date:  February 20, 1997




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